Exhibit 10.30

NATCO GROUP INC.

2006 LONG-TERM INCENTIVE COMPENSATION PLAN

Amendment to Performance Unit Award Agreement

Grantee:
Date of Original Grant: June 30, 2006
PU Grant No.:

1. Amendment of Grant. You are hereby notified that your Performance Unit Award Agreement under the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan (the “Plan”) that is referenced above (the “Award Agreement”) is hereby amended, pursuant to the Company’s authority to make such amendments unilaterally, as set forth in paragraph 9 of the Award Agreement, in order to cause the Award Agreement to comply with Section 409A of the Code and any regulations or guidance thereunder. Capitalized terms used but not defined herein are defined in the Award Agreement.

2. Time of Payment.

(a)	Death, Disability or Retirement. Any payment pursuant to Section 3(a) or Section 3(b) of the Award Agreement will be made as soon as administratively practicable (but in no event later than 45 days) following the date of your Termination of Service. For purposes of the Award Agreement, “Termination of Service” will be interpreted in a manner consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and the applicable regulations and official guidance thereunder.

(b)	Change of Control. Any payment pursuant to Section 3(d) of the Award Agreement will be made as soon as administratively practicable (but in no event later than 45 days) following the date of a Corporate Change; provided, however, that only a Corporate Change that constitutes a change of control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)) will result in the vesting of the Performance Units and accelerated payment pursuant to the Award Agreement.

(c)	Payment Upon Expiration of Performance Period. Except with respect to any accelerated payment pursuant to Section 3(a), 3(b) or 3(d), payment of any vested Performance Units will occur as soon as administratively practicable (but in no event later than 45 days) following June 30, 2009.

(d)	Committee Determination. Subject to the requirements described above, the timing of any payment to which you may be entitled under the Award Agreement shall be determined by the Committee in its sole discretion and in compliance with the requirements of Section 409A of the Code. You shall not be permitted, directly or indirectly, to designate the taxable year of payment of any amount to be paid pursuant to this Award Agreement.

(e)	Delay for Specified Employees’ Payments Upon Termination of Service. If the payment of any Performance Units would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment to which you would otherwise be entitled during the first six months following the date of your Termination of Service shall be paid on the first business day that is six months after the date of your Termination of Service, or such earlier date upon which such payments can be paid under Section 409A of the Code without being subject to such additional taxes and interest. If this paragraph becomes applicable such that any payment is delayed, such payment shall accrue interest on a non-compounded basis, from the date it would otherwise have been made absent such delay to the actual date of payment, at the prime or base rate of interest announced by Bank of America, N.A. (or any successor thereto) at its principal office in Charlotte, North Carolina on the date of your Termination of Service, which shall be paid in a lump sum on the actual date of payment of the delayed payment. The Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code will be binding for purposes of this Award Agreement.

3. Adjustments. Notwithstanding anything to the contrary in Paragraph 11 of the Plan, the Performance Units will not be adjusted in any manner that would result in your becoming subject to the adverse tax consequences of Section 409A of the Code as a result of such adjustment.

4. Effect on Award Agreement. The provisions of this instrument will apply notwithstanding anything to the contrary in the Award Agreement. As amended hereby, the Award Agreement is specifically ratified and reaffirmed.

NATCO GROUP INC.

Date:	December 31, 2007	By:
John U. Clarke
Chairman & Chief Executive Officer

Accepted and Agreed by Recipient:

Date:	December 31, 2007
[Name]